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                    November 30, 2020

       Jason Ream
       Chief Financial Officer
       Sailpoint Technologies Holdings, Inc.
       11120 Four Points Drive
       Suite 100
       Austin, TX 78726

                                                        Re: Sailpoint
Technologies Holdings, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Form 10-Q for the
Period Ended June 30, 2020
                                                            File 001-38297

       Dear Mr. Ream:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology